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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Wellman International Limited








We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated 3 March 2006 relating to the Wellman International Limited consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is incorporated by reference in Wellman Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statements.


/s/KPMG

Chartered Accountants
Registered Auditor


Dublin, Ireland
4 April 2006